Exhibit 16.1
March 3, 2010
Securities and Exchange Commission Headquarters
100 F Street, NE
Washington, DC 20549
Gentlemen:
We have read item 4.01 of Form 8-K dated March 3, 2010 of Duoyuan Printing, Inc. and we are in agreement with the statements contained therein.
/s/ Frazer Frost, LLP